Exhibit 4.5

CERTIFICATE OF FORMATION OF INVITATION HOMES OP GP LLC

This Certificate of Formation of Invitation Homes OP GP LLC (the “LLC”), dated as of December 14, 2016, is being duly executed and filed by the undersigned, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.).

FIRST. The name of the limited liability company formed hereby is Invitation Homes OP GP LLC.

SECOND. The registered office of the LLC in the State of Delaware shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

THIRD. The name and address of the registered agent of the LLC for service of process on the LLC in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

By:	/s/ Kalliope Kefallinos
Kalliope Kefallinos
Authorized Person